CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement No. 33-87498 on Form N-1A of our report dated May 26, 2009, relating to the financial statements and financial highlights of WB Capital Mutual Funds, Inc., including the Institutional Money Market Fund, Institutional Reserves Fund, Liquid Assets Fund, Limited Term Bond Fund, Bond Fund, and Municipal Bond Fund, appearing in the Annual Report on Form N-CSR of WB Capital Mutual Funds, Inc. for the year ended March 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

July 27, 2009